Exhibit 99.1

Contacts:
Investors/Corporate:
John R. Emery
Chief Financial Officer
(732) 537-4804
investor@ventiv.com

Ventiv Health Announces Strategic Acquisition of Franklin Group

  Acquisition strengthens Ventiv’s offerings and opportunities for growth
  Franklin Group is a recognized leader in the rapidly growing market for pharmaceutical compliance services and innovative patient assistance programs
  Acquisition is immediately accretive to Ventiv’s earnings
SOMERSET, NEW JERSEY, June 9, 2004 -- Ventiv Health, Inc. (Nasdaq: VTIV), a leading provider of comprehensive marketing and sales solutions to the pharmaceutical and life sciences industries, today announced that it has successfully completed the acquisition of Franklin Group, Inc (“Franklin”). The financial terms of the transaction were not disclosed. Franklin, a privately held company based in Somerville, New Jersey, is a recognized leader in the rapidly growing U.S. market for pharmaceutical compliance services and innovative patient assistance programs.

Eran Broshy, Chief Executive Officer of Ventiv Health, Inc., stated, “Franklin is a recognized leader in the rapidly growing U.S. market for pharmaceutical compliance services and patient assistance programs, and currently provides services to a majority of the top ranked global pharmaceutical companies. The combination of Ventiv and Franklin establishes an expanded suite of offerings with an unprecedented level of integrated compliance oversight embedded into these services. It also provides new opportunities for growth and supports our goal of providing full service programs to companies in the pharmaceutical and biotechnology areas. We expect Franklin’s operations to be immediately accretive to Ventiv’s earnings per share.”

Franklin will operate as a division of Ventiv Pharma Services (VPS), and the four Managing Directors of Franklin (Gary Kowalski, Bill Shearer, Steve Tarnoff and Bob Wunder) will report into Terrell Herring, President and COO, Ventiv Pharma Services. Herring commented, “The Franklin Group has a strong 8-year operating history and a brand name that is well recognized throughout the pharmaceutical industry. Adding the capabilities of Franklin to Ventiv’s broad offerings is highly complementary and responds to our client needs. We expect a smooth and seamless transition, and are extremely pleased to welcome the management and employees of Franklin into the Ventiv team.”

Bill Shearer, one of Franklin’s Managing Directors, stated, “We believe that combining with Ventiv will enable us to take advantage of the substantial growth opportunities we face at this time. The market opportunity for pharmaceutical compliance services and patient assistance programs is currently expanding as a result of changes in the legislative landscape. Ventiv is the ideal partner for us in terms of size, organizational capabilities and management philosophy.”

VENTIV HEALTH, INC. Page 2 of 3

Conference call information:
Thursday, June 10, 2004, 8:30am Eastern Time.
Call in number: 706-634-1065
Live and archived webcast: www.ventiv.com

About Ventiv Health
Ventiv Health, Inc. (Nasdaq: VTIV) is a leading provider of outsourced sales and marketing solutions to the world’s leading pharmaceutical companies as well as to emerging and specialty pharmaceutical and biotech organizations. Ventiv has established a leadership position within the industry based on a long history of building and managing sales teams and providing consultative planning and analytics services across multiple therapeutic areas.

The Ventiv delivery model is flexible and client focused, enabling Ventiv to rapidly respond to changing client needs and market conditions across the full spectrum of sales and marketing support, with both integrated and independent programs.

These include: Sales and Marketing Teams (Ventiv Sales and Marketing Teams™), Planning and Analytics (Health Products Research®), Recruitment (Ventiv Recruitment Services™), Professional Development and Training (Ventiv Professional Development Group™), Marketing Support (Promotech), Data Solutions (Total Data Solutions™) and Clinical Support (The Therapeutics Institute™). Ventiv is a multi-discipline company with a singular focus on providing excellence in customized solutions to meet clients’ sales and marketing objectives.

Ventiv’s approximately 2,600 employees support over forty client organizations, including a number of the world’s leading pharmaceutical companies as well as emerging and specialty pharmaceutical and biotech organizations. For more information on Ventiv Health, visit www.ventiv.com.

About The Franklin Group
Franklin Group is a pharmaceutical specific consulting firm nationally recognized for its content and process expertise in the areas of regulatory compliance specific to sample accountability, and other programs governed by the Prescription Drug Marketing Act, OIG and other federal and state regulations. Franklin Group designs, implements and administers a wide range of regulated programs to include sales representative delivered sampling, patient assistance and reimbursement counseling, direct mail sampling, sales force automation and other alternate sales channel programs. Clients include numerous major and emerging pharmaceutical companies and various support suppliers (e.g., fulfillment firms, sales automation vendors, etc.). Franklin Group is also a liaison to the FDA on behalf of numerous companies regarding PDMA and compliance issues and has worked on a consulting basis with the FDA specific to sample accountability and drug diversion issues.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health’s performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health Inc. with the Securities and Exchange Commission for further discussion of these and other factors.